EXHIBIT 99.1

WTW Reports Third Quarter 2024 Earnings

  Revenue1 increased 6% to $2.3 billion for the quarter with organic growth of 6% for the quarter
  Diluted Loss2 per Share was $16.44 for the quarter
  Adjusted Diluted Earnings per Share were $2.93 for the quarter, up 31% from prior year
  Operating Margin2 was (33.5)% for the quarter
  Adjusted Operating Margin was 18.1% for the quarter, up 190 basis points from prior year

LONDON, Oct. 31, 2024 (GLOBE NEWSWIRE) -- WTW (NASDAQ: WTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the third quarter ended September 30, 2024.

“We had another strong quarter fueled by revenue growth, operating leverage and the success of our Transformation program. Our revenue growth of 6% for the quarter is evidence that our value proposition is continuing to resonate in the market and that our investments in talent and technology are succeeding. We are also making ongoing progress on our commitment to improve cash flow. Given our strong performance and momentum, we are entering the fourth quarter with confidence in our ability to deliver on our targets for the year and drive sustainable, profitable growth going forward.”

Consolidated Results

As reported, USD millions, except %

Key Metrics	Q3-24	Q3-23	Y/Y Change
Revenue[1]	$2,289	$2,166	Reported 6% | CC 6% | Organic 6%
(Loss)/Income from Operations[2]	$(766)	$159	NM
Operating Margin[2] %	(33.5)%	7.3%	NM
Adjusted Operating Income	$414	$351	18%
Adjusted Operating Margin %	18.1%	16.2%	190 bps
Net (Loss)/Income[2]	$(1,672)	$139	NM
Adjusted Net Income	$299	$236	27%
Diluted EPS[2]	$(16.44)	$1.29	NM
Adjusted Diluted EPS	$2.93	$2.24	31%

[1]	The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. This excludes reinsurance revenue which is reported in discontinued operations. The segment discussion is on an organic basis.
[2]	Loss from Operations, Operating Margin, Net Loss and Diluted EPS for the third quarter of 2024 include pre-tax non-cash losses and impairment charges of over $1.0 billion each related to the pending sale of TRANZACT.
NM	Not meaningful.

Revenue was $2.29 billion for the third quarter of 2024, an increase of 6% as compared to $2.17 billion for the same period in the prior year. Excluding the impact of foreign currency, revenue increased 6%. On an organic basis, revenue increased 6%. See Supplemental Segment Information for additional detail on book-of-business settlements and interest income included in revenue.

Net Loss for the third quarter of 2024 was $1.67 billion compared to Net Income of $139 million in the prior-year third quarter. Loss from Operations, Operating Margin, Net Loss and Diluted EPS for the third quarter of 2024 include pre-tax non-cash losses and impairment charges of over $1.0 billion each related to the pending sale of TRANZACT. Adjusted EBITDA for the third quarter was $501 million, or 21.9% of revenue, an increase of 15%, compared to Adjusted EBITDA of $436 million, or 20.1% of revenue, in the prior-year third quarter. The U.S. GAAP tax rate for the third quarter was 16.1%, and the adjusted income tax rate for the third quarter used in calculating adjusted diluted earnings per share was 19.7%.

Cash Flow and Capital Allocation

Cash flows from operating activities were $913 million for the nine months ended September 30, 2024, compared to $823 million for the prior year. Free cash flow for the nine months ended September 30, 2024 and 2023 was $807 million and $707 million, respectively, an increase of $100 million, primarily driven by operating margin expansion, partially offset by cash outflows related to transformation and discretionary compensation payments. During the quarter ended September 30, 2024, the Company repurchased $205 million of WTW outstanding shares.

Third Quarter 2024 Segment Highlights

Health, Wealth & Career ("HWC")

As reported, USD millions, except %

Health, Wealth & Career	Q3-24	Q3-23	Y/Y Change
Total Revenue	$1,328	$1,282	Reported 4% | CC 3% | Organic 4%
Operating Income	$329	$305	8%
Operating Margin %	24.7%	23.8%	90 bps

The HWC segment had revenue of $1.33 billion in the third quarter of 2024, an increase of 4% (3% increase constant currency and 4% organic) from $1.28 billion in the prior year. Health had organic revenue growth driven by strong client retention, new local appointments and the continued expansion of our Global Benefits Management client portfolio in International and Europe, along with increased brokerage income in North America. Wealth generated organic revenue growth from higher levels of Retirement work in Europe, an increase in our Investments business due to capital market improvements and growth from our LifeSight solution. Career had organic revenue growth from increased compensation survey sales and advisory services in Work & Rewards and product revenue in Employee Experience. Benefits Delivery & Outsourcing (BD&O) had an organic revenue decline for the quarter primarily as a result of deliberately moderating growth in Individual Marketplace and a stronger comparable in Outsourcing.

Operating margins in the HWC segment increased 90 basis points from the prior-year third quarter to 24.7%, primarily from Transformation savings. Please refer to the Supplemental Slides for TRANZACT's standalone historical financial results.

Risk & Broking ("R&B")

As reported, USD millions, except %

Risk & Broking	Q3-24	Q3-23	Y/Y Change
Total Revenue	$940	$855	Reported 10% | CC 10% | Organic 10%
Operating Income	$170	$134	27%
Operating Margin %	18.1%	15.7%	240 bps

The R&B segment had revenue of $940 million in the third quarter of 2024, an increase of 10% (10% increase constant currency and organic) from $855 million in the prior year. Corporate Risk & Broking (CRB) had organic revenue growth driven by higher levels of new business activity and strong client retention. Insurance Consulting and Technology (ICT) had organic revenue growth for the quarter primarily due to strong software sales in Technology, partially offset by tempered demand for discretionary services in Consulting.

Operating margins in the R&B segment increased 240 basis points from the prior-year third quarter to 18.1%, primarily due to operating leverage driven by organic revenue growth and disciplined expense management, as well as Transformation savings.

2024 Outlook

Based on current and anticipated market conditions, the Company's full-year targets for 2024, consistent with those targets that have been previously provided, are as follows. Refer to the Supplemental Slides for additional detail.

  Expect to deliver revenue of $9.9 billion or greater and mid-single digit organic revenue growth for the full year 2024
  Expect to deliver adjusted operating margin of 23.0% - 23.5% for the full year 2024
  Expect to deliver adjusted diluted earnings per share of $16.00 - $17.00 for the full year 2024
  Expect approximately $88 million in non-cash pension income for the full year 2024
  Expect a foreign currency headwind on adjusted earnings per share of approximately $0.06 for the full year 2024 at today’s rates, down from $0.10 previously
  Expect to deliver approximately $450 million of cumulative run-rate savings from the Transformation program by the end of 2024 with total program costs of $1.175 billion.

Outlook includes Non-GAAP financial measures. We do not reconcile forward-looking Non-GAAP measures for reasons explained below.

In addition, WTW will host an Investor Day on Tuesday, December 3, 2024 beginning at approximately 9:00 a.m. Eastern Time. A live webcast presentation will be available at www.wtwco.com and a replay of the webcast will be available on the Company’s website following the event.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the third quarter 2024. It will be held on Thursday, October 31, 2024, beginning at 9:00 a.m. Eastern Time. A live broadcast of the conference call will be available on WTW’s website here. The conference call will include a question-and-answer session. To participate in the question-and-answer session, please register here. An online replay will be available at www.wtwco.com shortly after the call concludes.

About WTW

At WTW (NASDAQ: WTW), we provide data-driven, insight-led solutions in the areas of people, risk and capital. Leveraging the global view and local expertise of our colleagues serving 140 countries and markets, we help organizations sharpen their strategy, enhance organizational resilience, motivate their workforce and maximize performance. Working shoulder to shoulder with our clients, we uncover opportunities for sustainable success—and provide perspective that moves you. Learn more at www.wtwco.com.

WTW Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that WTW’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate, (9) Free Cash Flow and (10) Free Cash Flow Margin.

We believe that those measures are relevant and provide pertinent information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within the measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they may be part of our full-year results. Additionally, we have historically adjusted for certain items which are not described below, but for which we may adjust in a future period when applicable. Items applicable to the quarter or full year results, or the comparable periods, include the following:

  Restructuring costs and transaction and transformation – Management believes it is appropriate to adjust for restructuring costs and transaction and transformation when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.
  Impairment – Adjustment to remove the non-cash goodwill impairment associated with our Benefits, Delivery and Administration reporting unit related to the pending divestiture of our TRANZACT business.
  Provisions for specified litigation matters – We will include provisions for litigation matters which we believe are not representative of our core business operations. Among other things, we determine this by reference to the amount of the loss (net of insurance and other recovery receivables) and by reference to whether the matter relates to an unusual and complex scenario that is not expected to be repeated as part of our ongoing, ordinary business. These amounts are presented net of insurance and other recovery receivables. See the footnotes to the respective reconciliation tables below for more specificity on the litigation matter excluded from adjusted results.
  Gains and losses on disposals of operations – Adjustment to remove the gains or losses resulting from disposed operations that have not been classified as discontinued operations.
  Tax effect of significant adjustments – Relates to the incremental tax expense or benefit resulting from significant or unusual events including significant statutory tax rate changes enacted in material jurisdictions in which we operate, internal reorganizations of ownership of certain businesses that reduced the investment held by our U.S.-controlled subsidiaries and the recovery of certain refunds or payment of taxes related to businesses in which we no longer participate.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

We consider Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what our comparable operating and liquidity results would have been had we not incurred transaction-related and non-recurring items. Reconciliations of these measures are included in the accompanying tables with the following exception: The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Our non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – Represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – Excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these transaction-related items can vary from period to period.

Adjusted Operating Income/Margin – (Loss)/Income from operations adjusted for impairment, amortization, restructuring costs, transaction and transformation and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted operating income margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used internally to evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net (Loss)/Income adjusted for provision for income taxes, interest expense, impairment, depreciation and amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net (Loss)/Income Attributable to WTW adjusted for impairment, amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of ordinary shares, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – (Loss)/Income from operations before income taxes adjusted for impairment, amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Benefit from/(provision for) income taxes adjusted for taxes on certain items of impairment, amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations, the tax effects of internal reorganizations, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash-generating capabilities of our business operations.

Free Cash Flow Margin – Free Cash Flow as a percentage of revenue, which represents how much of revenue would be realized on a cash basis. We consider this measure to be a meaningful metric for tracking cash conversion on a year-over-year basis due to the non-cash nature of our pension income, which is included in our GAAP and Non-GAAP earnings metrics presented herein.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

WTW Forward-Looking Statements

This document contains ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, that address activities, events, or developments that we expect or anticipate may occur in the future, including such things as our outlook, plans and references to future performance, including our future financial and operating results (including our revenue, costs, or margins), short-term and long-term financial goals, plans, objectives, expectations and intentions, including with respect to organic revenue growth, free cash flow generation, adjusted net revenue, adjusted operating margin and adjusted earnings per share; future share repurchases; demand for our services and competitive strengths; strategic goals; existing and evolving business strategies including those related to acquisition and disposition activity; the benefits of new initiatives; the growth of our business and operations; the sustained health of our product, service, transaction, client, and talent assessment and management pipelines; our ability to successfully manage ongoing leadership, organizational, and technology changes, including investments in improving systems and processes; our ability to implement and realize anticipated benefits of any cost-savings initiatives including our multi-year operational transformation program; the potential impact of natural or man-made disasters like health pandemics and other world health crises; future capital expenditures; ongoing working capital efforts; the impact of changes to tax laws on our financial results; and our recognition of future impairment charges or write-off of receivables, are forward-looking statements. Also, when we use words such as ‘may’, ‘will’, ‘would’, ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘continues’, ‘seek’, ‘target’, ‘goal’, ‘focus’, ‘probably’, or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following: our ability to successfully establish, execute and achieve our global business strategy as it evolves; our ability to fully realize the anticipated benefits of our growth strategy, including inorganic growth through acquisitions; our ability to make divestitures, including the pending sale of our TRANZACT business (inclusive of all the legal entities that comprise such business), or acquisitions, including our ability to integrate or manage acquired businesses or de-integrate businesses to be disposed, as well as our ability to identify and successfully execute on opportunities for strategic collaboration; our ability to consummate the pending sale of TRANZACT, and related incremental risks associated therewith including our ability to obtain approval (or for applicable waiting periods to expire) under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976; our ability to successfully manage ongoing organizational changes, including as part of our multi-year operational transformation program, investments in improving systems and processes, and in connection with our acquisition and divestiture activities, including the pending sale of TRANZACT, and related to changes in leadership in any of our businesses; risks relating to changes in our management structures and in senior leadership; our ability to achieve our short-term and long-term financial goals, such as with respect to our cash flow generation, and the timing with respect to such achievement; the risks related to changes in general economic conditions, business and political conditions, changes in the financial markets, inflation, credit availability, increased interest rates and changes in trade policies; the risks to our short-term and long-term financial goals from any of the risks or uncertainties set forth herein; the risks relating to the adverse impacts of macroeconomic trends, including inflation, changes in interest rates and trade policies, as well as political events, war, such as the Russia-Ukraine and Middle East conflicts, and other international disputes, terrorism, natural disasters, public health issues and other business interruptions on the global economy and capital markets, which could have a material adverse effect on our business, financial condition, results of operations, and long-term goals; our ability to successfully hedge against fluctuations in foreign currency rates; the risks relating to the adverse impacts of natural or man-made disasters such as health pandemics and other world health crises on the demand for our products and services, our cash flows and our business operations; material interruptions to or loss of our information processing capabilities, or failure to effectively maintain and upgrade our information technology resources and systems and related risks of cybersecurity breaches or incidents; our ability to comply with complex and evolving regulations related to data privacy, cybersecurity, and artificial intelligence; the risks relating to the transitional arrangements in effect subsequent to our previously-completed sale of Willis Re to Arthur J. Gallagher & Co.; significant competition that we face and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals and non-recurring revenue increases from disposals and book-of-business sales; the insufficiency of client data protection, potential breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk of substantial negative outcomes on existing litigation or investigation matters; changes in the regulatory environment in which we operate, including, among other risks, the impacts of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; disasters or business continuity problems; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; our ability to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party service providers and suppliers; the loss of key employees or a large number of employees and rehiring rates; our ability to maintain our corporate culture; doing business internationally, including the impact of foreign currency exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations (such as sanctions imposed on Russia) and related counter-sanctions; our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences; changes and developments in the insurance industry or the U.S. healthcare system, including those related to Medicare, any legislative actions from the current U.S. Congress, the recent Final Rule from the Centers for Medicare & Medicaid Services for contract year 2025 and any judicial claims, rulings and appeals related thereto, and any other changes and developments in legal, regulatory, economic, business or operational conditions that could impact our Medicare benefits businesses such as TRANZACT; the inability to protect our intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in our pension assets and liabilities and related changes in pension income, including as a result of, related to, or derived from movements in the interest rate environment, investment returns, inflation, or changes in other assumptions that are used to estimate our benefit obligations and their effect on adjusted earnings per share; our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; our ability to obtain financing on favorable terms or at all; adverse changes in our credit ratings; the impact of recent or potential changes to U.S. or foreign laws, and the enactment of additional, or the revision of existing, state, federal, and/or foreign laws and regulations, recent judicial decisions and development of case law, other regulations and any policy changes and legislative actions, including those that may impose additional excise taxes or impact our effective tax rate; U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares; changes in accounting principles, estimates or assumptions; our recognition of non-cash pre-tax losses and related impairment charges in connection with our pending sale of TRANZACT and other future impairment charges or write-offs of receivables; risks relating to or arising from environmental, social and governance practices; fluctuation in revenue against our relatively fixed or higher than expected expenses; the risk that investment levels, including cash spending, to achieve additional expected savings under our multi-year operational transformation program; the laws of Ireland being different from the laws of the U.S. and potentially affording less protections to the holders of our securities; and our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information, please see Part I, Item 1A in our Annual Report on Form 10-K, and our subsequent filings with the SEC. Copies are available online at www.sec.gov or www.wtwco.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made, and we will not update these forward-looking statements unless the securities laws require us to do so. With regard to these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Contact

INVESTORS

Claudia De La Hoz | Claudia.Delahoz@wtwco.com

WTW Supplemental Segment Information (In millions of U.S. dollars) (Unaudited)
REVENUE
				Components of Revenue Change(i)
				Less:		Less:
	Three Months Ended September 30,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2024	2023	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career
Revenue excluding interest income	$1,320	$1,275	4%	0%	3%	0%	4%
Interest income	8	7
Total	1,328	1,282	4%	0%	3%	0%	4%

Risk & Broking
Revenue excluding interest income	$911	$830	10%	0%	10%	0%	10%
Interest income	29	25
Total	940	855	10%	0%	10%	0%	10%

Segment Revenue	$2,268	$2,137	6%	0%	6%	0%	6%
Reimbursable expenses and other	15	22
Interest income	6	7
Revenue	$2,289	$2,166	6%	0%	6%	0%	6%(ii)

				Components of Revenue Change(i)
				Less:		Less:
	Nine Months Ended September 30,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2024	2023	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career
Revenue excluding interest income	$3,898	$3,766	4%	0%	4%	0%	4%
Interest income	26	18
Total	3,924	3,784	4%	0%	4%	0%	4%

Risk & Broking
Revenue excluding interest income	$2,811	$2,607	8%	0%	8%	0%	8%
Interest income	86	52
Total	2,897	2,659	9%	0%	9%	0%	9%

Segment Revenue	$6,821	$6,443	6%	0%	6%	0%	6%
Reimbursable expenses and other	56	90
Interest income	18	36
Revenue	$6,895	$6,569	5%	0%	5%	0%	5%(ii)

(i)  Components of revenue change may not add due to rounding.
(ii)  Interest income did not contribute to organic change for the three and nine months ended September 30, 2024.

BOOK-OF-BUSINESS SETTLEMENTS AND INTEREST INCOME

	Three Months Ended September 30,
	HWC		R&B		Corporate		Total
	2024	2023	2024	2023	2024	2023	2024	2023
Book-of-business settlements	$3	$—	$4	$1	$—	$—	$7	$1
Interest income	8	7	29	25	6	7	43	39
Total	$11	$7	$33	$26	$6	$7	$50	$40

	Nine Months Ended September 30,
	HWC		R&B		Corporate		Total
	2024	2023	2024	2023	2024	2023	2024	2023
Book-of-business settlements	$3	$—	$8	$11	$—	$—	$11	$11
Interest income	26	18	86	52	18	36	130	106
Total	$29	$18	$94	$63	$18	$36	$141	$117

SEGMENT OPERATING INCOME (i)

	Three Months Ended September 30,

	2024	2023

Health, Wealth & Career	$329	$305

Risk & Broking	170	134

Segment Operating Income	$499	$439

	Nine Months Ended September 30,
	2024	2023

Health, Wealth & Career	$941	$836
Risk & Broking	575	459
Segment Operating Income	$1,516	$1,295

(i) Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, transaction and transformation expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally-allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended September 30,
	2024	2023
Health, Wealth & Career	24.7%	23.8%
Risk & Broking	18.1%	15.7%

	Nine Months Ended September 30,
	2024	2023
Health, Wealth & Career	24.0%	22.1%
Risk & Broking	19.8%	17.3%

RECONCILIATIONS OF SEGMENT OPERATING INCOME TO (LOSS)/INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended September 30,
	2024	2023

Segment Operating Income	$499	$439
Impairment(i)	(1,042)	—
Amortization	(56)	(62)
Restructuring costs	(8)	(17)
Transaction and transformation(ii)	(74)	(113)
Unallocated, net(iii)	(85)	(88)
(Loss)/Income from Operations	(766)	159
Interest expense	(65)	(61)
Other (loss)/income, net	(1,163)	66
(Loss)/income from operations before income taxes	$(1,994)	$164

	Nine Months Ended September 30,
	2024	2023

Segment Operating Income	$1,516	$1,295
Impairment(i)	(1,042)	—
Amortization	(176)	(203)
Restructuring costs	(29)	(30)
Transaction and transformation(ii)	(296)	(265)
Unallocated, net(iii)	(247)	(211)
(Loss)/Income from Operations	(274)	586
Interest expense	(197)	(172)
Other (loss)/income, net	(1,113)	126
(Loss)/income from operations before income taxes	$(1,584)	$540

 (i) Represents the non-cash goodwill impairment associated with our BDA reporting unit related to the pending divestiture of our TRANZACT business.
 (ii) In 2024 and 2023, in addition to legal fees and other transaction costs, includes primarily consulting fees and compensation costs related to the Transformation program.
 (iii) Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WTW
Reconciliations of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)

RECONCILIATIONS OF NET (LOSS)/INCOME ATTRIBUTABLE TO WTW TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended September 30,
	2024	2023

Net (loss)/income attributable to WTW	$(1,675)	$136
Adjusted for certain items:
Impairment	1,042	—
Amortization	56	62
Restructuring costs	8	17
Transaction and transformation	74	113
Loss/(gain) on disposal of operations	1,190	(41)
Tax effect on certain items listed above(ii)	(396)	(51)
Adjusted Net Income	$299	$236

Weighted-average ordinary shares, diluted	102	105

Diluted (Loss)/Earnings Per Share	$(16.44)	$1.29
Adjusted for certain items:(iii)
Impairment	10.23	—
Amortization	0.55	0.59
Restructuring costs	0.08	0.16
Transaction and transformation	0.73	1.07
Loss/(gain) on disposal of operations	11.68	(0.39)
Tax effect on certain items listed above(ii)	(3.89)	(0.48)
Adjusted Diluted Earnings Per Share(iii)	$2.93	$2.24

	Nine Months Ended September 30,
	2024	2023

Net (loss)/income attributable to WTW	$(1,344)	$433
Adjusted for certain items:
Impairment	1,042	—
Amortization	176	203
Restructuring costs	29	30
Transaction and transformation	296	265
Provision for specified litigation matter(i)	13	—
Loss/(gain) on disposal of operations	1,190	(44)
Tax effect on certain items listed above(ii)	(492)	(128)
Tax effect of significant adjustments	(7)	2
Adjusted Net Income	$903	$761

Weighted-average ordinary shares, diluted	103	107

Diluted (Loss)/Earnings Per Share	$(13.11)	$4.06
Adjusted for certain items:(iii)
Impairment	10.17	—
Amortization	1.72	1.90
Restructuring costs	0.28	0.28
Transaction and transformation	2.89	2.48
Provision for specified litigation matter(i)	0.13	—
Loss/(gain) on disposal of operations	11.61	(0.41)
Tax effect on certain items listed above(ii)	(4.80)	(1.20)
Tax effect of significant adjustments	(0.07)	0.02
Adjusted Diluted Earnings Per Share(iii)	$8.81	$7.13

 (i) Represents a provision related to potential litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. Because of this, while we do not believe the potential litigation is material, we believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.
(ii) The tax effect was calculated using an effective tax rate for each item.
(iii) Per share values and totals may differ due to rounding.

RECONCILIATIONS OF NET (LOSS)/INCOME TO ADJUSTED EBITDA

	Three Months Ended September 30,
	2024		2023

Net (Loss)/Income	$(1,672)	(73.0)%	$139	6.4%
Provision for income taxes	(322)		25
Interest expense	65		61
Impairment	1,042		—
Depreciation	60		60
Amortization	56		62
Restructuring costs	8		17
Transaction and transformation	74		113
Loss/(gain) on disposal of operations	1,190		(41)
Adjusted EBITDA and Adjusted EBITDA Margin	$501	21.9%	$436	20.1%

	Nine Months Ended September 30,
	2024		2023

Net (Loss)/Income	$(1,336)	(19.4)%	$441	6.7%
Provision for income taxes	(248)		99
Interest expense	197		172
Impairment	1,042		—
Depreciation	176		184
Amortization	176		203
Restructuring costs	29		30
Transaction and transformation	296		265
Provision for specified litigation matter(i)	13		—
Loss/(gain) on disposal of operations	1,190		(44)
Adjusted EBITDA and Adjusted EBITDA Margin	$1,535	22.3%	$1,350	20.6%

 (i) Represents a provision related to potential litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. Because of this, while we do not believe the potential litigation is material, we believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.

RECONCILIATIONS OF (LOSS)/INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended September 30,
	2024		2023

(Loss)/Income from operations and Operating margin	$(766)	(33.5)%	$159	7.3%
Adjusted for certain items:
Impairment	1,042		—
Amortization	56		62
Restructuring costs	8		17
Transaction and transformation	74		113
Adjusted operating income and Adjusted operating income margin	$414	18.1%	$351	16.2%

	Nine Months Ended September 30,
	2024		2023

(Loss)/Income from operations and Operating margin	$(274)	(4.0)%	$586	8.9%
Adjusted for certain items:
Impairment	1,042		—
Amortization	176		203
Restructuring costs	29		30
Transaction and transformation	296		265
Provision for specified litigation matter(i)	13		—
Adjusted operating income and Adjusted operating income margin	$1,282	18.6%	$1,084	16.5%

 (i) Represents a provision related to potential litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. Because of this, while we do not believe the potential litigation is material, we believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.

RECONCILIATIONS OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended September 30,
	2024	2023

(Loss)/income from operations before income taxes	$(1,994)	$164

Adjusted for certain items:
Impairment	1,042	—
Amortization	56	62
Restructuring costs	8	17
Transaction and transformation	74	113
Loss/(gain) on disposal of operations	1,190	(41)
Adjusted income before taxes	$376	$315

(Benefit from)/provision for income taxes	$(322)	$25
Tax effect on certain items listed above(ii)	396	51
Adjusted income taxes	$74	$76

U.S. GAAP tax rate	16.1%	15.5%
Adjusted income tax rate	19.7%	24.3%

	Nine Months Ended September 30,
	2024	2023

(Loss)/income from operations before income taxes	$(1,584)	$540

Adjusted for certain items:
Impairment	1,042	—
Amortization	176	203
Restructuring costs	29	30
Transaction and transformation	296	265
Provision for specified litigation matter(i)	13	—
Loss/(gain) on disposal of operations	1,190	(44)
Adjusted income before taxes	$1,162	$994

(Benefit from)/provision for income taxes	$(248)	$99
Tax effect on certain items listed above(ii)	492	128
Tax effect of significant adjustments	7	(2)
Adjusted income taxes	$251	$225

U.S. GAAP tax rate	15.6%	18.3%
Adjusted income tax rate	21.6%	22.6%

(i) Represents a provision related to potential litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. Because of this, while we do not believe the potential litigation is material, we believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.
(ii) The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Nine Months Ended September 30,
	2024	2023

Cash flows from operating activities	$913	$823
Less: Additions to fixed assets and software for internal use	(106)	(116)
Free Cash Flow	$807	$707

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Statements of Income (In millions of U.S. dollars, except per share data) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$2,289	$2,166	$6,895	$6,569

Costs of providing services
Salaries and benefits	1,396	1,359	4,135	4,019
Other operating expenses	419	396	1,315	1,282
Impairment	1,042	—	1,042	—
Depreciation	60	60	176	184
Amortization	56	62	176	203
Restructuring costs	8	17	29	30
Transaction and transformation	74	113	296	265
Total costs of providing services	3,055	2,007	7,169	5,983

(Loss)/income from operations	(766)	159	(274)	586

Interest expense	(65)	(61)	(197)	(172)
Other (loss)/income, net	(1,163)	66	(1,113)	126

(LOSS)/INCOME FROM OPERATIONS BEFORE INCOME TAXES	(1,994)	164	(1,584)	540

Benefit from/(provision for) income taxes	322	(25)	248	(99)

NET (LOSS)/INCOME	(1,672)	139	(1,336)	441

Income attributable to non-controlling interests	(3)	(3)	(8)	(8)

NET (LOSS)/INCOME ATTRIBUTABLE TO WTW	$(1,675)	$136	$(1,344)	$433

(LOSS)/EARNINGS PER SHARE
Basic (loss)/earnings per share	$(16.44)	$1.30	$(13.11)	$4.08
Diluted (loss)/earnings per share	$(16.44)	$1.29	$(13.11)	$4.06

Weighted-average ordinary shares, basic	102	105	103	106
Weighted-average ordinary shares, diluted	102	105	103	107

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Balance Sheets (In millions of U.S. dollars, except share data) (Unaudited)
	September 30,	December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$1,372	$1,424
Fiduciary assets	9,176	9,073
Accounts receivable, net	2,118	2,572
Prepaid and other current assets	558	364
Current assets held for sale	1,089	—
Total current assets	14,313	13,433
Fixed assets, net	710	720
Goodwill	8,882	10,195
Other intangible assets, net	1,360	2,016
Right-of-use assets	539	565
Pension benefits assets	632	588
Other non-current assets	732	1,573
Total non-current assets	12,855	15,657
TOTAL ASSETS	$27,168	$29,090
LIABILITIES AND EQUITY
Fiduciary liabilities	$9,176	$9,073
Deferred revenue and accrued expenses	2,027	2,104
Current debt	—	650
Current lease liabilities	122	125
Other current liabilities	735	678
Current liabilities held for sale	475	—
Total current liabilities	12,535	12,630
Long-term debt	5,308	4,567
Liability for pension benefits	487	563
Deferred tax liabilities	94	542
Provision for liabilities	416	365
Long-term lease liabilities	556	592
Other non-current liabilities	202	238
Total non-current liabilities	7,063	6,867
TOTAL LIABILITIES	19,598	19,497
COMMITMENTS AND CONTINGENCIES
EQUITY(i)
Additional paid-in capital	10,957	10,910
(Accumulated deficit)/retained earnings	(650)	1,466
Accumulated other comprehensive loss, net of tax	(2,810)	(2,856)
Treasury shares, at cost, 15,574 shares in 2024	(5)	—
Total WTW shareholders' equity	7,492	9,520
Non-controlling interests	78	73
Total Equity	7,570	9,593
TOTAL LIABILITIES AND EQUITY	$27,168	$29,090

 (i)  Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 100,887,015 (2024) and 102,538,072 (2023); Outstanding 100,871,441 (2024) and 102,538,072 (2023) and (b) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2024 and 2023.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Statements of Cash Flows (In millions of U.S. dollars) (Unaudited)
	Nine Months Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
NET (LOSS)/INCOME	$(1,336)	$441
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	176	184
Amortization	176	203
Impairment	1,042	—
Non-cash restructuring charges	17	19
Non-cash lease expense	76	83
Net periodic benefit of defined benefit pension plans	(15)	(20)
Provision for doubtful receivables from clients	13	8
Benefit from deferred income taxes	(379)	(58)
Share-based compensation	85	87
Net loss/(gain) on disposal of operations	1,190	(44)
Non-cash foreign exchange (gain)/loss	(25)	1
Other, net	32	21
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	271	261
Other assets	(299)	(175)
Other liabilities	(159)	(191)
Provisions	48	3
Net cash from operating activities	913	823

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(106)	(116)
Capitalized software costs	(83)	(66)
Acquisitions of operations, net of cash acquired	(28)	(6)
Proceeds from sale of operations	—	86
Cash and fiduciary funds transferred in sale of operations	—	(922)
Purchase of investments	(13)	(6)
Net cash used in investing activities	(230)	(1,030)

CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES
Senior notes issued	746	748
Debt issuance costs	(9)	(7)
Repayments of debt	(653)	(253)
Repurchase of shares	(506)	(804)
Net proceeds/(payments) from fiduciary funds held for clients	934	(71)
Payments of deferred and contingent consideration related to acquisitions	(2)	(8)
Cash paid for employee taxes on withholding shares	(30)	(21)
Dividends paid	(265)	(265)
Acquisitions of and dividends paid to non-controlling interests	(10)	(47)
Net cash from/(used in) financing activities	205	(728)

INCREASE/(DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	888	(935)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	32	(54)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD (i)	3,792	4,721
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD (i)	$4,712	$3,732

(i)  The amounts of cash, cash equivalents and restricted cash, their respective classification on the condensed consolidated balance sheets, as well as their respective portions of the increase or decrease in cash, cash equivalents and restricted cash for each of the periods presented have been included in the Supplemental Disclosures of Cash Flow Information section.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	Nine Months Ended September 30,
	2024	2023

Supplemental disclosures of cash flow information:
Cash and cash equivalents	$1,372	$1,247
Fiduciary funds (included in fiduciary assets)	3,340	2,485
Total cash, cash equivalents and restricted cash	$4,712	$3,732

(Decrease)/increase in cash, cash equivalents and other restricted cash	$(54)	$5
Increase/(decrease) in fiduciary funds	942	(940)
Total (i)	$888	$(935)

(i) Does not include the effect of exchange rate changes on cash, cash equivalents and restricted cash.